LEASE

In consideration of the rents and covenants hereinafter set forth, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises upon the terms and conditions of this Lease ("Lease") entered into and dated _April 25, 2008 ("Execution Date").

ARTICLE 1
FUNDAMENTAL LEASE PROVISIONS

1.1 Landlord:      JEFFREY A. FISCHER AND HILARY K. FISCHER AND GARVIN DRIVE LIMITED PARTNERSHIP, an Arkansas limited partnership

1.2 Tenant:    UKARMA CORPORATION, a Nevada corporation

1.3 Tenant's Trade Name:    XFLOWSION

1.4 Premises:That premises containing approximately six thousand three hundred sixty (6,360) square feet of floor area on the first floor and second floor of the Building located at 13920 Ventura Boulevard, in the City of Los Angeles, County of Los Angeles, State of California. The Premises is shown in that approximate location crosshatched on Exhibit A. The Premises are within a building (the “Building”) located on a part of a larger property which is referred to herein as the “Project”. The approximate boundaries of the Project are shown on Exhibit A.

1.5 Initial Term:        Commencing on the date Landlord delivers possession of the Premises to Tenant, and expiring on the Expiration Date.

1.5A Option to Extend:    Provided that (i) Tenant is not in default beyond all applicable cure periods, or if so, that Landlord has not waived such default (only by an express written waiver executed by Landlord) and, (ii) Tenant is open and operating for business for the permitted use, both at the time of exercise and on the commencement of the option term, Landlord hereby grants to Tenant the right and option to extend and renew this Lease upon the same terms and conditions for two (2) additional successive periods of five (5) years, (each an “Option Period" or collectively "Option Periods”), each following the expiration of the Initial Term or preceding Option Period, as the case may be that has been previously exercised. Tenant shall exercise each of the two (2) Option Periods by giving Landlord written notice of extension, not sooner than twelve (12) months but at least six (6) months prior to the date of expiration of the Initial Term as previously extended. The foregoing options are personal to UKarma, Corporation; accordingly, Tenant may only exercise an option to extend if it has not assigned this Lease or sublet the Premises prior to the time of exercise.

1.6 Target Delivery Date:           Upon Lease execution.

1.7 Expiration Date:                     The last day of the month containing the fifth (5th) anniversary of the Minimum Rent Commencement Date.

1.8 Rent Commencement Date: The earlier of (i) August 23, 2008 or (ii) the date Tenant first opens for business in the Premises. Notwithstanding the foregoing, Tenant shall have no obligation to pay the Minimum Annual Rent until the earlier of (i) September 22, 2008 or (ii) the date Tenant first opens for business from the Premises (“Minimum Rent Commencement Date”), although Tenant’s obligation to pay all Additional Rent shall commence on the Rent Commencement Date.

1.9 Minimum Annual Rent:

Months	Monthly Minimum Annual Rent

Minimum Rent
Commencement Date
-12th full calendar

Month following the	$22,000.00 per month
Execution Date

Each subsequent
Twelve month
period of the
Initial Term:
Monthly Minimum Annual Rent shall be increased on each anniversary of the Execution Date to an amount equal to the Monthly Minimum Annual Rent payable for the immediately preceding month, multiplied by 1.03.

First Option Period:
For the first twelve (12) months of the First Option Period, Monthly Minimum Annual Rent shall be increased effective the first day of the first Option Period to the greater of (i) the amount obtained by multiplying the Monthly Minimum Annual Rent payable for the immediately preceding month by 1.03; and (ii) the Market Rent as hereinafter defined. For each subsequent twelve (12) month period of the First Option Period, Monthly Minimum Annual Rent shall be increased on each anniversary of the Minimum Rent Commencement Date to an amount equal to the Monthly Minimum Annual Rent payable for the immediately preceding month, multiplied by 1.03.

Second Option Period:
For the first twelve (12) months of the Second Option Period, Monthly Minimum Annual Rent shall be increased effective the first day of the Second Option Period to the greater of (i) the amount obtained by multiplying the Monthly Minimum Annual Rent payable for the immediately preceding month by 1.03, or (ii) the Market Rent as hereinafter defined. For each subsequent twelve (12) month period of the Second Option Period, Monthly Minimum Annual Rent shall be increased on each anniversary of the Minimum Rent Commencement Date to an amount equal to the Monthly Minimum Annual Rent payable for the immediately preceding month, multiplied by 1.03.

Subject to the rights of the parties to negotiate the Market Rent as provided below, the term "Market Rent" shall mean the going market rental as of the date of the commencement of the applicable Option Period following the expiration of Term (or preceding Option Period, as the case may be) for similar commercial space in the area where the Premises are located, taking into consideration the location of the Premises on Ventura Blvd. between Sepulveda Blvd. and Laurel Cyn Blvd., size, condition, building amenities, permitted uses (including general retail, restaurant and health club uses), and improvements (but excluding any alterations or personal property of Tenant installed in the Premises by Tenant at Tenant's expense) for a tenant proposing to sign a lease with a term equal to the term of the Option Period, but valuing the Premises as if it were a commercial space with parking sufficient to meet a parking ratio of 10 spaces per 1,000 square feet of floor area.

     (x) Negotiation».  Commencing from the date that the Option Notice respecting the applicable Option Period is delivered to Landlord, and continuing thereafter for thirty (30) days (the "Negotiation Period"), the parties shall negotiate in good faith the Market Rent. If the parties are unable to agree on the Market Rent prior to the expiration of such Negotiation Period, then the matter shall be submitted into arbitration pursuant to the terms and conditions set forth below.

          (y) Arbitration.

          (A) Two Brokers. Within fifteen (15) days after the expiration of the Negotiation Period, each party, at its own cost and by giving written notice to the other party, shall appoint a real estate broker, with at least five (5) years' full-time commercial real estate brokerage experience in the area where the Premises are located, to appraise and determine the Market Rent. If, in the time provided, only one (1) party shall give written notice of appointment of a broker, then the single broker appointed shall determine the Market Rent. If two (2) brokers are appointed by the parties, then the two (2) brokers shall each independently, and without consultation, prepare an appraisal of the Market Rent within thirty (30) days after their appointment. Each broker shall seal its respective appraisal after completion. After both appraisals are completed, the resulting appraisals of the Market Rent shall be opened and compared. Copies of both appraisals shall be concurrently delivered to Tenant and Landlord. If the higher of the appraisals is not more than one hundred five percent (105%) of the lower appraisal, then the Market Rent shall be the average of the two (2) appraisals.

(B) Three Brokers»
.  If the higher of the two appraisals is more than one hundred five percent (105%) of the lower appraisal, then within ten (10) days after the date the appraisals are compared, the two (2) brokers selected by the parties shall appoint a third similarly qualified broker. If the two (2) brokers fail to so select a third broker, then a third similarly qualified broker shall be appointed at the request of either Landlord or Tenant by the then Presiding Judge of the Superior Court of the State of California for the County of Los Angeles. The two (2) brokers shall each then submit his or her independent appraisal in simple letter form to the third broker stating his or her determination of the Market Rent (which determination may not be changed from that which was set forth in such broker's sealed appraisal). The sole responsibility of the third broker shall be to determine which of the determinations made by the first two (2) brokers is most accurate. The third broker shall have no right to propose a middle ground or any modification of either of the determinations made by the first two (2) brokers. The Market Rent shall be determined by the selection made by the third broker from the determinations submitted by the first two (2) brokers.

(C) Costs»
. Each party shall pay the fees and expenses of its own broker, and fifty percent (50%) of the fees and expenses of, and the cost of appointing, the third broker.

(D) Criteria»
. Subject to the criteria set forth in subparagraph (C) above, the Market Rent shall be determined using the "market comparison approach." The brokers shall use their best efforts to fairly and reasonably appraise and determine the Market Rent in accordance with the terms of this Lease, and shall not act as advocates for either Landlord or Tenant.

(E) Limitation on Broker's Authority»
. The brokers shall have no power to modify the provisions of this Lease, and their sole function shall be to determine the Market Rent in accordance with this Section 1.9 of this Lease.

1.10 Percentage Rent: None.

1.11 Addresses for Notices:

To Landlord:	c/o Jeffrey Fischer
23901 Calabasas Road, #1065
Calabasas, CA 91302

To Tenant:	At the address of the Premises

Section 1.1 1.12 Permitted Use:        The Premises shall be used for upscale Yoga/fitness instruction and for the incidental sale of related yoga accessories, equipment, clothing and hot and cold snacks, beverages and other food products (provided no cooking which generates grease, smoke or reasonably objectionable food odors (which reasonably objectionable food odors can be experienced outside the Premises) shall be done on-Premises). In no event shall any portion of the Premises be used as a restaurant whose Primary Use is the sale of “Mexican, South American, or Southwestern Style food.” The terms “Mexican, South American, or Southwestern Style” shall include, without limitation, tortillas, tacos, burritos, quesadillas, fajitas, tortas, enchiladas, nachos, guacamole, frijoles, churros, tortilla chips, and/or any other food items commonly known to be Mexican (including food from regional subdivisions thereof such as Vera Cruz, Baja, Yucatan, etc.) in origin and/or style; and/or any food which has a Mexican-related appellation, including without limitation “Fresh Mex”, “Tex-Mex” and “Southwestern. “Primary Use” shall mean five (5%) percent or more of the Net Sales or menu items of the business.

1.13 Security Deposit:	$22,000.00

1.14 Prepaid Rent:	$22,000.00

1.15 Guarantor:	Bill Glaser

1.16 Broker(s):	Eli Strom, LS Realty Group (for Tenant)

1.17 Signage: Tenant shall have the right to erect on the front elevation of the exterior of the building located on the Premises an internally illuminated, channel letter prototypical sign of such dimensions as Tenant may desire, subject to Tenant obtaining governmental approval therefor and the approval of Landlord therefor, which approval shall not be unreasonably withheld. Tenant also shall have the right to erect its signage on the current rooftop sign located on the Premises an internally illuminated, channel letter prototypical sign of such dimensions as Tenant may desire, subject to Tenant obtaining governmental approval therefor and the approval of Landlord therefor, which approval shall not be unreasonably withheld. Tenant acknowledges that the current rooftop sign is grandfathered in under existing codes and ordinances, and Tenant shall take no action which would cause such rooftop sign to lose such grandfathered status.

The provisions of this Article 1 summarize certain terms of this Lease which are more fully described in the balance of this Lease. In the event of a conflict between the provisions of Article 1 and the balance of this Lease, the provisions of the balance of this Lease shall control. Capitalized terms shall have the meanings set forth in Exhibit B or otherwise defined in the body of this Lease.

ARTICLE 2. PREMISES

2.1 Condition. Tenant acknowledges that it is in possession of the Premises and that Tenant accepts the Premises in its "AS-IS, WHERE IS" condition and in the state of repair as the Premises are in as of the date Landlord delivers the Premises to Tenant.

2.2 Delivery. Landlord shall deliver possession of the Premises, and Tenant shall accept delivery of possession of the Premises, on the Execution Date. In event that Landlord does not deliver possession of the Premises to Tenant within ninety (90) days after the Execution Date for any reason, either party may at any time thereafter (but prior to delivery of possession) terminate this Lease without liability by delivering written notice to the other party with no further obligations thereafter accruing from Landlord to Tenant.

2.3 Intentionally Omitted.

2.4 Right to Enter. Upon providing the Tenant with reasonable prior notice (other than in the event of an emergency), Landlord and/or Landlord's authorized representatives shall have the right to enter the Premises at all reasonable times for the purpose of showing the Premises to prospective insurers, Governmental Authorities, purchasers or lenders, and potential occupants. Tenant additionally shall permit Landlord, or Landlord's authorized representatives, to enter the Premises at all times during usual business hours to inspect the Premises, to perform Landlord's duties under this Lease, and to perform any work therein that Landlord may deem necessary to prevent waste or deterioration of the Premises or Project, or in connection with the expansion, reduction, remodeling, maintenance, repair or renovation of any portion of the Project.

ARTICLE 3.  LEASE TERM

3.1 Duration. This Lease shall become fully effective and binding as of the Execution Date. The "Lease Term" means that period commencing on the Execution Date and continuing through the Expiration Date, unless sooner terminated as provided in this Lease or by law.

3.2 Intentionally Omitted.

3.3 Surrender of the Premises. At the Expiration Date or earlier termination of this Lease, subject to Section 15.5 below, Tenant shall remove all of Tenant's personal property from the Premises, repair any damage caused by such removal, and surrender possession of the Premises to Landlord in broom clean condition and good state of repair, except ordinary wear and tear, and damage or destruction covered by Article 18. If Tenant does not surrender possession of the Premises to Landlord as set forth herein, Tenant shall be in default and shall be deemed a holdover tenant at sufferance on the same terms and conditions except that Tenant Minimum Annual Rent shall be two times the Minimum Annual Rent payable during the last month of the Lease Term.

ARTICLE 4. RENT

4.1 Rent Commencement Date. Tenant's obligation to pay Minimum Annual Rent (as defined in Section 1.9) shall commence upon the Minimum Rent Commencement Date and Tenant’s obligation to pay Additional Rent (as defined in Exhibit B) shall commence upon the Rent Commencement Date (as defined in Section 1.8).

4.2 Minimum Annual Rent. Tenant shall pay each monthly installment of Minimum Annual Rent during the Lease Term, in advance, on the first day of each calendar month, without setoff, deduction, prior notice or demand. If the Rent Commencement Date is other than the first day of a calendar month, then the Minimum Annual Rent for such fractional month shall be computed on a daily basis in an amount equal to one-thirtieth (1/30th) of the monthly installment of Minimum Annual Rent.

4.3 Intentionally Omitted.

4.4 Additional Rent. Tenant shall pay all Additional Rent (as defined in Exhibit B) without setoff, deduction or demand in the amounts and in the manner set forth in this Lease. Tenant's payments of Additional Rent pursuant to Articles 5, 10 and 11 shall be payable in the following manner:

(a) Estimate. Commencing with the Rent Commencement Date and continuing throughout the balance of the Lease Term, Tenant shall pay Landlord, on the first day of each calendar month, those amounts Landlord reasonably estimates to be Tenant's share of the aforementioned Additional Rent. Landlord may adjust in Landlord's reasonable business judgment such monthly estimates at the end of any calendar quarter on the basis of Landlord's experience and reasonably anticipated costs.

(b) Reconciliation. Following the end of each calendar year or property tax installment period, as applicable, Landlord shall furnish Tenant a statement covering the billing period showing the total of the applicable Additional Rent expenses, Tenant's share of such expenses for such billing period, and the total prior estimated payments made by Tenant with respect to such period. If Tenant's share of the Additional Rent expenses exceeds the total of Tenant's payments with respect thereto, Tenant shall pay Landlord the deficiency within ten (10) days after receipt of such statement. If said payments exceed Tenant's share of the specified Additional Rent expenses, such excess shall be offset against the payments next due Landlord for the same Additional Rent expense. If Tenant does not raise objections to such statement within ninety (90) days after the date Tenant receives the same, such statement shall be conclusive and binding upon Tenant.

4.5 Failure to Pay Rent When Due. There shall be an administrative fee as detailed below for any charge or payment due, including Minimum Rent and Additional Rent, not timely received at the office designated as the location of the Landlord to which payments are to be made.

FEE SCHEDULE:

a. Five Percent (5%) of the unpaid amount if not received within ten (10) days of due date for each payment;

b. An additional Five Percent (5%) of the unpaid amount if not received within thirty (30) days of due date for each payment.

The above fees are necessitated by the additional administrative and legal expenses incurred in the handling, processing and collection of charges not received when due. Payment of any administrative fees incurred due to late payment shall not negate the fact that the Lease was in default due to the payments not having been received when due. Additionally, it is understood that the above fees relate to administrative expenses incurred prior to any litigation and are not in any manner an offset against legal fees to be borne by Tenant in the event of litigation of any kind and for any reason. Administrative fees shall be subject to any limit imposed by Federal or State law.

4.6 Address for Payments. Tenant shall pay all rent and other payments due Landlord at Landlord’s notice address or at such place as Landlord may from time to time designate in writing. If no address is specified in this Section 4.6, all rent and other payments due Landlord shall be paid to the address specified in Section 1.11 above for notices sent to Landlord.

ARTICLE 5. TAX AND INSURANCE EXPENSES

5.1  Taxes. Commencing on the Execution Date, Tenant agrees to pay to Landlord Tenant’s share of the amount of all Taxes levied for any reason on the Project and the improvements thereon) and costs associated with challenging such Taxes which Landlord may incur.

Tenant's share of Taxes shall be that portion of Taxes on the Project equal to the proportion thereof which the Floor Area of the Premises bears to the Floor Area of all the areas used and occupied by the tenants of the Project provided an equitable adjustment shall be made for buildings which are only partially completed on the date such Taxes become a lien. It is expressly understood that the Premises shall not be separately assessed.

Tenant shall pay before delinquency all Taxes (including sales and use taxes), assessments, license fees and public charges levied, assessed or imposed upon Tenant's business operation as well as upon Tenant's merchandise, Improvements and personal property. In the event such items of Tenant's property are assessed with property of Landlord, Landlord shall allocate such assessment between Landlord and Tenant so that Tenant shall pay only Tenant's equitable portion.

Taxes means all taxes, assessments (special or otherwise), water, trash, sewer or other utility fees, fees related to environmental laws and regulations, and any other governmental or quasi-governmental levies, fees or charges of any kind, nature or sort whatsoever, ordinary and extraordinary, foreseen or unforeseen, and substitutes therefor related in any manner to the Project or any part thereof, equipment used in connection therewith, rents or other amounts receivable therefrom, sales therefrom, any use thereof, any facility located therein or used in conjunction therewith, or to the business or activity of owning, leasing, managing or operating a Project, however same shall be labeled and whether such Taxes be measured by way of rents, sales, use, usage, square footage, traffic counts, car counts, parking usage, value or cost of land or improvements, sale or transfer price or measured in any other way. Taxes shall not include Landlord’s income or franchise taxes or any inheritance, estate, transfer, succession, gift, franchise, corporation, income or profit tax or capital levy.

5.2 Insurance. Commencing on the Execution Date, Tenant agrees to pay Landlord Tenant's share of the cost of all casualty or liability insurance required or elected to be maintained by Landlord on the buildings within the Project (Insurance). Tenant's share of Insurance shall be equal to the ratio of the Floor Area to the Premises to the Floor Area of all buildings covered by such Insurance.

ARTICLE 6. USE.

6.1 Use. Tenant shall operate the entire Premises only under Tenant's Trade Name and shall use the entire Premises for the Permitted Use, and under no other trade name and for no other use or purpose. Tenant shall at all times comply with all Legal Requirements applicable to its use and/or occupancy of the Premises. Tenant shall not use the Premises, or permit or fail to prevent the Premises to be used, (a) for any purpose or in any manner that violates any Legal Requirement or which is a public or private nuisance, (b) for the sale or display of pornography, nudity, graphic violence, drug paraphernalia, or any goods and/or services that, in the sole and absolute discretion of Landlord, are inconsistent with the image of a community or family-oriented Project, (c) as a massage parlor, adult bookstore or second-hand store, or (d) to conduct an auction, distress, fire, bankruptcy or going-out-of-business sale or similar sales. Tenant shall not cause or permit any waste to occur in the Premises. Tenant shall comply with all exclusive use rights of other tenants in the Project of which Landlord shall provide Tenant written notice.

6.2 Hazardous Materials.

(a) In General.  Landlord represents and warrants to Tenant that, to its actual knowledge as of the Execution Date the Premises, the Common Areas, and the Project are free from Hazardous Materials. Tenant shall not use, generate, manufacture, produce, store, transport, treat, dispose or permit the escape or release on, under, about or from the Premises, or any part thereof, of any Hazardous Materials. If Tenant's Permitted Use requires the use and/or storage of any Hazardous Materials on, under or about the Premises, Tenant shall fully and promptly comply with all Hazardous Materials Laws at all times during the Lease Term, and at the expiration or earlier termination of the Lease Term, Tenant shall remove and dispose of all Hazardous Materials affecting the Premises and the Project resulting from the use or occupancy thereof by Tenant or Tenant's agents, employees, suppliers, contractors, subtenants, successors and assigns.

(b) Indemnity. Tenant shall indemnify, protect, defend and hold Landlord (and Landlord's partners, joint venturers, shareholders, members, affiliates and property managers, and their respective officers, directors, employees and agents) and Landlord's Mortgagee harmless from and against any and all Claims arising out of, in connection with, or directly or indirectly arising out of the use, generation, manufacture, production, storage, treatment, release, disposal or transportation of Hazardous Materials by Tenant, or any successor, assignee or sublessee of Tenant, or their respective agents, contractors, or employees, on, under, about or from the Premises or the Project. Any defense of Landlord pursuant to the foregoing indemnity shall be by counsel reasonably acceptable to Landlord. Tenant's obligations hereunder shall survive the termination or expiration of this Lease- Landlord shall indemnify, protect, defend and hold Tenant (and Tenant's partners, joint venturers, shareholders, members, affiliates and property managers, and their respective officers, directors, employees and agents) harmless from and against any and all Claims arising out of, in connection with, or directly or indirectly arising out of the use, generation, manufacture, production, storage, treatment, release, disposal or transportation of Hazardous Materials by Landlord or its agents, contractors, or employees, on, under, about or from the Premises or the Project. Any defense of Tenant pursuant to the foregoing indemnity shall be by counsel reasonably acceptable to Tenant. Landlord's obligations hereunder shall survive the termination or expiration of this Lease.

(c) Reporting. Each party shall notify the other party in writing, immediately after any of the following: (i) the party has knowledge, or has reasonable cause to believe, that any Hazardous Material(s) have been released, discharged or located on, under or about the Premises or the Project, or (ii) the party receives any warning, notice of inspection, notice of violation or alleged violation, or the party receives notice or knowledge of any proceeding, investigation, order or enforcement action, under any Hazardous Materials Law regarding the Premises or the Project.

ARTICLE 7. TENANT'S OPENING COVENANT

7.1 Opening Covenant. Tenant shall open for business for one (1) day in the entire Premises, fully stocked and staffed for the Permitted Use and under Tenant’s Trade Name, within one hundred twenty (120) days after the Delivery Date. Thereafter, if Tenant shall discontinue operating for business in substantially all of the Premises for the Permitted Use and under the Permitted Trade Name, and such discontinuance continues for more than sixty (60) consecutive days, then Landlord shall have the right, at any time while such discontinuance continues, to terminate this Lease upon thirty (30) days prior written notice to Tenant. If Landlord so terminates this Lease, then Tenant shall reimburse Landlord for the unamortized portion of the Tenant Construction Allowance (amortized on a straight line basis over 10 years). Tenant shall not be considered to have “discontinued operations” during any temporary disruptions in Tenant’s operations due to casualty, condemnation, force majeure, repairs, or up to thirty (30) days in the aggregate for making alterations.

7.2 INTENTIONALLY OMITTED.

ARTICLE 8. IMPROVEMENTS

8.1 Intentionally Omitted.

8.2 Improvements. Tenant may, from time to time after prior written notice to Landlord, make such Improvements to Tenant's storefront and store interior as Tenant may desire, at Tenant's own expense and in accordance with plans and specifications approved by Landlord. Landlord’s approval shall not be unreasonably withheld, except that Landlord’s approval shall be in Landlord’s sole and absolute discretion for Improvements to the mechanical or electrical systems, to the exterior walls or roof of the Premises, or to any storefront; and any penetration into or through the roof, ceiling, demising walls, floor or structural elements of the Premises. Tenant shall reimburse Landlord for all costs and expenses (including, without limitation, any architect or engineer fees) incurred by Landlord in approving or disapproving Tenant's plans for Improvements. In the event such Improvements involve or require penetration of the roof of the Premises or involve or require utility lines, systems or facilities Landlord may require that such portion of the Improvements be performed by Landlord’s contractor at Tenant’s own expense.

8.3  Mechanics' Liens. Tenant shall pay or cause to be paid all costs of labor, services and materials supplied in the prosecution of any work done in the Premises, and Tenant shall keep the Premises free and clear of all mechanics' liens and other liens arising out of any work done for Tenant or persons claiming under Tenant. Tenant shall promptly notify Landlord of any Claim or lien filed against the Premises or the commencement of any action affecting the title thereto, in which event Landlord may (but shall not be obligated to) discharge said lien by (i) paying the claimant an amount sufficient to settle and discharge the claim, (ii) posting a release bond, or (iii) taking such action as Landlord shall deem appropriate in Landlord's sole and absolute discretion, and Tenant shall pay to Landlord on demand all costs incurred by Landlord in settling and discharging such lien (including reasonable attorney fees and bond premiums).

Landlord or Landlord's representatives shall have the right to go upon and inspect the Premises at all reasonable times upon reasonable advance notice, and shall have the right to post and keep posted thereon notices of non-responsibility or such other notices that Landlord may deem to be proper for the protection of Landlord's interest in the Premises. Tenant shall give Landlord at least fifteen (15) days advance written notice of Tenant's intention to commence any work that might result in a lien described in this Article.

8.4 Title to Improvements. All Improvements not removed by Tenant prior to the expiration or earlier termination of this Lease shall become the property of Landlord upon expiration or earlier termination of this Lease. Landlord's reversionary interest in the Improvements shall at all times be prior and superior to any interest of any lender of Tenant, or of any other entity claiming any purchase money lien or other interest in the Improvements.

ARTICLE 9. REPAIRS; MAINTENANCE

9.1 Tenant's Obligations. Tenant agrees at all times from and after the Execution Date, at Tenant's own cost and expense, to repair, maintain in good and tenantable condition and replace, as necessary, the Premises and every part thereof whether installed by Landlord or Tenant (except portions of the Premises expressly required to be maintained by Landlord pursuant to Section 9.2 of this Lease), including, without limitation, exterior and interior glass; Tenant's Interior Demising Partitions; mechanical and utility systems exclusively serving the Premises (including the heating and air conditioning system); signs; locks and closing devices, window sashes, casements and frames; doors and door frames; floor coverings; drop ceilings; any grease traps and piping; the storefront; and all items of repair, maintenance, alteration, improvement or reconstruction as may be required by any Legal Requirement or the insurance underwriter(s) for the Project. All replacements made by Tenant shall be of like size, kind and quality to the items replaced as such item or items existed when originally installed and shall be subject to Landlord's prior approval. Tenant, at its expense, shall install and maintain fire extinguishers and other fire protection devices as may be required from time to time by any agency having jurisdiction thereof or by Landlord’s insurance carrier.

9.2 Landlord's Obligations. Landlord shall repair, maintain in good and tenantable condition and replace, as necessary, the roof, exterior walls and structural parts of the Premises (including the structural floor), and all Utility installations serving the Premises on a nonexclusive basis (except where the appropriate utility company performs such duties). In no event shall Landlord be required to make repairs necessitated by the negligence or willful acts of Tenant or anyone claiming under Tenant, because of the failure of Tenant to perform or observe any term or condition of this Lease, or because of Improvements made by Tenant. Landlord shall be under no obligation to repair, replace or maintain the Premises or the mechanical equipment exclusively serving the Premises at any time, except as this Lease expressly provides. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not in any way be liable to Tenant for failure to make repairs as herein specifically required of Landlord unless Tenant has previously notified Landlord of the need for such repairs and Landlord has failed to commence and complete said repairs within a reasonable period following receipt of Tenant's notification. The definition of Common Area Expenses includes all work performed by Landlord in accordance with this Section, except as otherwise expressly provided for in this Lease.

9.3 Performance of Work by Landlord. If Tenant refuses or neglects to repair, replace, or maintain the Premises, or any part thereof, in a manner reasonably satisfactory to Landlord, Landlord shall have the right but not the obligation, upon giving Tenant prior notice of Landlord's election to do so (except for an emergency in which event no such notice shall be required), to enter the Premises and make such repairs or perform such maintenance or replacements on behalf of and for the account of Tenant. No exercise by Landlord of any rights herein reserved shall entitle Tenant to any compensation, damages or abatement of rent from Landlord for any injury or inconvenience occasioned thereby. If Landlord performs any maintenance or other obligations that Tenant is required to perform under the terms of this Lease, Tenant shall upon demand pay to Landlord the costs and expenses incurred by Landlord's performance on behalf of Tenant (or shall deposit with Landlord the anticipated amounts thereof), plus Landlord's Administrative Fee.

ARTICLE 10. UTILITIES, AIR CONDITIONING, AND TRASH REMOVAL

10.1 Utilities. Tenant shall arrange with utility companies for the provision of such Utilities to the Premises and shall pay all utility hookup fees. Tenant shall pay for all utilities consumed by the Premises directly to the utility company before such payment shall become delinquent. With respect to the air conditioning system, Tenant shall contract with a qualified air conditioning service company approved by Landlord for the monthly maintenance and the repair and replacement, as necessary, of the air conditioning system.

10.2 Trash Removal.  Commencing on the Execution Date, Tenant shall cause all trash, garbage and solid waste generated by the Premises to be placed in a dumpster to be furnished by Landlord, and cause the same to be removed on a regular basis so that trash, garbage and solid waste does not accumulate within any portion of the Premises. Landlord shall contract for the dumpster and trash removal and shall promptly pay all costs in connection therewith, and such costs shall be included in Common Area Expenses (prior to the Rent Commencement Date Tenant shall reimburse Landlord directly for such costs).

ARTICLE 11. COMMON AREA

11.1 Tenant's License to Use. Landlord grants to Tenant and its employees, customers and invitees a license to use the Common Area during the Lease Term for the parking and passage of motor vehicles and pedestrians, subject to the rights of Landlord, and the other tenants of Landlord to use the same in common with Tenant. Notwithstanding the foregoing, Tenant shall not permit its employees to park in the Common Area. Tenant shall furnish the license plate numbers of its employees to Landlord immediately upon request, and if Tenant’s employees park in the Common Area, in addition to all other remedies which Landlord may have at law or in equity, Landlord shall be entitled to tow or boot such automobiles and/or assess a fine against Tenant of $50.00 per violation. Landlord may designate some of the parking spaces within the Common Area for short term use.

11.2 Common Area Expenses.

(a)  In General. "Common Area Expenses" shall mean all reasonable costs and expenses of any kind or nature in connection with the use, ownership, operation and maintenance of the Common Area as defined in Exhibit B, including without limitation, all general maintenance, repairs and replacements deemed necessary by Landlord or as may be required by Governmental Authority, the costs and expenses of lighting the Common Areas; the costs of cleaning, patching, resurfacing, replacing and restriping the parking areas; trash removal; all Taxes assessed for any reason on the improvements and land comprising the Common Area; all personal property Taxes assessed for any reason and levied on any personalty for use on the Common Area; public liability insurance and All Risks insurance (including earthquake and flood coverage if obtained by Landlord) on the Common Area; and the Administrative Fee with respect to all Common Area expenses. Common Area Expenses shall not include: (i) leasing commissions, (ii) rents payable for a leasing office, costs, disbursements, and other expenses incurred for leasing, renovating, or improving space for tenants; (iii) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for tenants; (iv) depreciation and amortization on the Project, except for the annual amortization (amortized over the useful life) of costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied which are incurred by Landlord after the Rent Commencement Date; (v) except for the amortization costs permitted under (iv) above, costs of a capital nature including capital expenditures, capital improvements, capital repairs, capital equipment, and capital tools, as determined under generally accepted accounting principles consistently applied, including without limitation, those incurred due to the actions of other tenants in the Project; (vi) federal, state, or local income taxes, franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes, and penalties or interest for late payment of Common Area Taxes; (vii) costs incurred because Landlord or another tenant violated the terms of its lease (Tenant shall bear 100% of the costs incurred because of Tenant’s violation of its lease); (viii) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Project or for supplies or other materials, to the extent that the costs of the services, supplies, or materials were higher than the cost thereof if they had not been provided by a subsidiary or affiliate or to the extent such sums together with amounts paid to unrelated parties for the same or similar services exceed the usual and customary charges for same in the local marketplace; (ix) interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money; rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature; (x) items and services for which Tenant reimburses Landlord or pays third parties or that Landlord provides selectively to one or more tenants of the Project other than Tenant without reimbursement; (xi) advertising and promotional expenditures other than costs related to Project signage; (xii) nonrecurring costs incurred to remedy structural defects; fines or penalties incurred because Landlord violated any governmental rule or authority in its initial construction; and (xiii) costs incurred to remediate any Hazardous Material contaminating the Project which was not caused by Tenant. Furthermore, Common Area Costs shall not include any management or administrative fees, costs or expenses of a partnership, or other entity, which constitutes Landlord not directly related to the Project (such as accounting fees, tax returns, and income taxes of such entity), and expenses incurred by Landlord not directly related to the Project, or its operations including, without limitation, compensation paid to officers, executives, or partners of Landlord, and in lieu thereof, Landlord shall be entitled to the Administrative Fee as provided above.

(b) Calculation. Tenant shall pay its share of Common Area Expenses in the manner provided in Section 4.4. Tenant's share of Common Area Expenses shall be calculated as follows: Tenant's share of Common Area expenses for the previous calendar quarter or year shall be the proportion of all such expenses that the Floor Area of the Premises bears to the total Floor Area of all premises in the Project that are occupied and open for business.

11.3 Direct Expenses. Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord determines, in Landlord’s sole discretion, at any time during the Lease Term that it is more appropriate and/or equitable that all or any portion of the Common Area Expenses set forth in Section 11.2 be chargeable exclusively to the Occupants of a particular building or to a particular Occupant or group of Occupants rather than to all Occupants of the Project, then such charges shall be excluded in determining the aggregate amount of the Common Area Expenses and shall be referred to herein as "Direct Expenses". Tenant shall pay its share of Direct Expenses and Administrative Fee, at Landlord's option, either in estimated monthly installments in accordance with Section 4.4 or within ten (10) days of receipt of a bill for same. Tenant's proportionate share of Direct Expenses shall be a fraction, the numerator of which is the Floor Area of the Premises, and the denominator of which is the total Floor Area of the premises (including the Premises) of all Occupants comprising the group to which the Direct Expenses relate.

11.4 Control of Common Area. Landlord shall at all times have the right (as described in Section 23.3) to make such changes to the Common Area as Landlord shall elect, including without limitation the location and relocation of driveways, entrances, exits and automobile parking spaces, the direction and flow of traffic, and the installation and designation of prohibited areas, landscaped areas and Utility installations, provided that the access to, visibility of, the Premises is not materially and adversely affected. Landlord shall at all times have the sole and exclusive control of the Common Area, including, without limitation, the right to lease space within the Common Area to tenants for the sale of merchandise and/or services and the right to permit advertising displays, educational displays and entertainment in the Common Area, including kiosks, carts and other temporary or permanent stands; provided that the access to, visibility of, the Premises is not materially and adversely affected. Landlord shall also have the right at any time and from time to time to exclude and restrain any person from the use or occupancy thereof or to temporarily close the Common Areas as Landlord reasonably determines shall be reasonably necessary to prevent the accrual of prescriptive rights. Landlord shall use reasonable, good faith efforts to minimize interference with Tenant's business when Landlord performs any maintenance, repairs and replacements of the Common Areas.

11.5 Rules and Regulations. Landlord shall have the right to establish additional reasonable, non-discriminatory and equitable Rules and Regulations for the proper and/or efficient operation and maintenance of the Common Area or any portion thereof, and Tenant shall comply with the same, provided Landlord has furnished written notice to Tenant specifying such reasonable, non-discriminatory and equitable Rules and Regulations.

11.6  Valet Parking. Landlord may, at its option, develop and implement a valet parking system on all or any portion of the Property and Landlord and Tenant agree to cooperate with each other and with the valet parking operator to develop and implement a mutually satisfactory program. On a monthly basis, upon receipt of Landlord’s invoice, Tenant shall reimburse Landlord for fifty percent (50%) of the costs incurred by Landlord to develop, implement and operate the valet parking system (net of any net proceeds earned by Landlord from such valet parking program).

ARTICLE 12. INSURANCE OBLIGATIONS

12.1 Tenant's Insurance Obligations. At all times from and after the Execution Date, Tenant shall procure and maintain, at Tenant's sole cost and expense, the following policies of insurance:

(a) Liability. Comprehensive general liability insurance with broad form contractual liability coverage and with coverage limits of not less than One Million Dollars ($1,000,000) combined single limit, per occurrence, and Two Million Dollars ($2,000,000) combined single limit in the aggregate, specifically including product liability insurance. Such policy shall insure Tenant's performance of the indemnity provisions of this Lease.

(b) Workers' Compensation. Workers' compensation insurance in the amount required by the State of California for the benefit of Tenant's employees.

(c) Plate Glass. Insurance covering the full replacement cost of all plate glass on the Premises; Tenant may self-insure such risk upon prior approval of Landlord.

(d) Equipment. Boiler and machinery insurance on the air conditioning system (or any part thereof) with coverage limits of not less than One Million Dollars ($1,000,000) per occurrence.

(e) Tenant's Personal Property and Improvements. Property insurance covering any peril generally included in the classification "all risks" covering all merchandise, Improvements, and Tenant’s personal property, in an amount not less than one hundred percent (100%) of their full replacement cost.

(f) Business Interruption Insurance. Business interruption insurance covering Tenant’s business operated in the Premises.

12.2 Policy Requirements; Right to Adjust Requirements. All policies of insurance provided for herein shall be issued by insurance companies that have a general policyholder's rating of not less than "A+V", as rated in the most current available "Best's" Insurance Reports, and licensed to do business in the State of California All policies of insurance provided for herein (with the exception of workers' compensation insurance) shall name Landlord, Landlord's property manager, all Mortgagees and such other individuals or entities as Landlord may from time to time designate, as "additional named insureds." Certificates of all insurance required of Tenant hereunder shall be delivered to Landlord at least ten (10) days prior to the Execution Date. All certificates of insurance delivered to Landlord shall contain an agreement by the company issuing said policy to give Landlord thirty (30) days' advance written notice of any cancellation, expiration, lapse, reduction or other adverse change respecting such insurance. All public liability, property damage or other casualty policies shall be written as primary policies, not contributory with or secondary to coverage that Landlord may carry. Landlord, at any time, and from time to time, may require the insurance limits set forth herein to be increased to reflect the then-prevailing standards in the industry as to businesses of the type being operated at the time in the Premises.

12.3 Mutual Waivers of Rights. Landlord (for Landlord and Landlord's insurer), waives any rights, including rights of subrogation, and Tenant (for Tenant and Tenant's insurer), waives any rights, including rights of subrogation, each may have against the other, and Tenant (for Tenant and Tenant's insurer) waives any rights, including rights of subrogation, for compensation of any loss or damage occasioned to Landlord or Tenant arising from any risk generally covered by the All Risks insurance required to be carried by Landlord and Tenant. The foregoing waivers shall be operative only so long as available in the State of California.

ARTICLE 13. INDEMNITY. Tenant shall indemnify, protect, defend and hold Landlord (and Landlord's partners, joint venturers, shareholders, Mortgagee, affiliates and property managers, and their respective officers, directors, employees and agents) harmless from and against any and all Claims arising out of or in connection with loss of life, personal injury, property damage, economic loss or other damages arising from (a) the use, occupation, improvement or maintenance of the Premises or any act or omission, work or activity in or about the Premises or Project by Tenant or Tenant's assignees or subtenants or their respective agents, employees, or contractors, or (b) any breach or failure to perform any obligation imposed on Tenant under this Lease after notice and expiration of applicable cure periods. Upon notice and request from Landlord, Tenant shall, at Tenant's sole expense and by counsel satisfactory to Landlord, defend any action or proceeding brought against Landlord by reason of any such Claim. Tenant assumes all risk of, and waives all Claims against Landlord for, loss of life, personal injury, property damage, economic loss or other damages in, upon or about the Premises, from any cause whatsoever, except to the extent caused by Landlord's negligence or wilful misconduct. Landlord shall indemnify, protect, defend and hold Tenant (and Tenant's partners, joint venturers, shareholders, affiliates and property managers, and their respective officers, directors, employees and agents) harmless from and against any and all Claims arising out of or in connection with loss of life, personal injury, property damage, economic loss or other damages arising from (a) the use, occupation, improvement or maintenance of the Common Areas or any act or omission, work or activity in or about the Premises (subject to the immediately preceding sentence) or the Project by Landlord or its respective agents, employees, contractors, or (b) any breach or failure to perform any obligation imposed on Landlord under this Lease after notice and expiration of applicable cure periods. Upon notice and request from Tenant, Landlord shall, at Landlord's sole expense and by counsel satisfactory to Tenant, defend any action or proceeding brought against Tenant by reason of any such Claim. The obligations of this Article 13 shall survive the expiration or earlier termination of this Lease.

ARTICLE 14. ASSIGNMENT OR SUBLETTING

14.1 Restrictions. Tenant shall not make, consent to, or suffer any Encumbrance. Tenant shall not Assign this Lease or sublet any portion of the Premises without first obtaining Landlord's written consent, which Landlord shall not withhold unreasonably. Landlord may withhold its consent on any reasonable ground, including, without limitation, if in Landlord's reasonable business judgment: (i) the Transferee's contemplated use of the Premises is not identical to the Permitted Use, (ii) the Transferee lacks sufficient business reputation or experience to operate a successful business of the type and quality permitted under this Lease, (iii) the net worth of the Transferee are less than that of Tenant at the Execution Date or at the date of request (whichever is higher), or (iv) Tenant is then in default of Tenant’s obligations under this Lease.

In the event the Assignment consists of or includes a change of control in which Bill Glaser ceases to be the person in control of Tenant, then as a condition to Landlord’s consent to such Assignment, Landlord may require the person or entity acquiring control of Tenant to provide Landlord a guaranty in the form attached as Exhibit E (with paragraph 18 deleted) or to provide such other collateral as Landlord may reasonably require.

14.2 Procedures. Tenant shall request Landlord's consent to each such transaction in writing at least sixty (60) days before the effective date of any such transaction. Within twenty (20) business days after receipt of Tenant's request for consent (together with such background information as Landlord may reasonably request), Landlord may (a) consent to or disapprove the proposed Assignment or subletting, or (b) exercise Landlord's rights under Section 14.4. Landlord’s failure to respond within such twenty (20) business day period shall be deemed disapproval. Tenant shall remain fully liable to perform its duties under this Lease following the assignment or subletting. The acceptance of Rent by Landlord from any person other than Tenant shall not be deemed to be a consent to any Assignment or subletting.

14.3 Consideration to Landlord. In the event of an Assignment or sublease, Landlord shall be entitled to one-half (1/2) of the "bonus rent" as a result of such assignment or sublease. "Bonus rent" shall mean, (i) in the case of an Assignment, the value of all consideration paid by the Transferee for the Assignment, net of all reasonable costs, including without limitation reasonable commissions incurred by Tenant in connection with the Assignment, and (ii) in the case of a sublet, the value of all consideration paid to Tenant together with the excess, if any, in subrentals (including percentage rent) received by Tenant relating to the portion of the Premises being sublet over that portion of the corresponding payments of Minimum Annual Rent, Percentage Rent and Additional Rent for the same period made by Tenant to Landlord under this Lease, such excess being thereafter netted by the amount of all reasonable costs, including without limitation reasonable commissions incurred by Tenant in connection with the sublease.

14.4 INTENTIONALLY OMITTED.

14.5  No Release. Tenant shall not be released upon assignment but shall remain primarily liable, jointly and severally with the assignee, under this Lease.

ARTICLE 15. DEFAULTS BY TENANT; LANDLORD REMEDIES

15.1 Events of Default. The occurrence of any of the following shall constitute a default by Tenant and a breach of this Lease.

(a) Failing or refusing to pay any amount of Minimum Annual Rent or Additional Rent when due in accordance with the provisions of this Lease, should Tenant fail to cure same within five (5) days after receipt of written notice of such default; or

(b) Failing or refusing to perform fully and promptly any covenant or condition of this Lease, should Tenant fail to cure the same within a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice of such default or, when more than thirty (30) days shall be required because of the nature of the failure, if Tenant shall fail to either commence to cure such failure within such thirty (30) day period or thereafter fail to cure such failure within such longer period as shall be reasonable under the circumstances.

15.2 No Waiver.   The waiver by Landlord of any breach of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of such term, covenant or condition for any prior or subsequent breach thereof, or of any other term, covenant or condition contained in this Lease. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any prior or subsequent similar act by Tenant. Landlord's acceptance of partial Rent or performance by Tenant shall not be deemed to be an accord and satisfaction or a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease or of any right of Landlord to a forfeiture of this Lease by reason of such breach, regardless of Landlord's knowledge of such preceding breach at the time of Landlord's acceptance. No term, covenant or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and executed by Landlord.

15.3 Landlord's Rights and Remedies.

A. In the case of such default or defaults described in Section 15.1 above, then Landlord, besides other rights or remedies Landlord may have, shall have the immediate rights of re-entry onto the property to remove all persons and property from the Premises; and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of, Tenant.

B. Should Landlord elect to re-enter, as herein provided, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may either terminate this Lease or may from time to time, without terminating this Lease, re-let the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rent or rents and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to said Premises.

C. Upon such re-letting:

(I) Tenant shall be immediately liable to pay to Landlord, in addition to any indebtedness other than rent due hereunder, the cost and expenses of such re-letting and of such alteration and repair, incurred by Landlord, and the amount, if any, by which the rent reserved in this Lease for the period of such re-letting (up to but not beyond the Term of this Lease) exceeds the amount agreed to be paid as rent for the Premises for such period of such re-letting; or

(II) At the option of Landlord, rents received by Landlord from such re-letting shall be applied as follows: first, to the payment of any indebtedness, other than rent, due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such re-letting and of such alterations and repairs; third, to the payment of rent due and unpaid hereunder and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If Tenant has been credited with any rent to be received by such re-letting and such rent shall not be promptly paid to Landlord by the new tenant, or if such rents received from re-letting during any month shall be less than that to be paid during the month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly.

C. No such re-entry or taking possession of said Premises by Landlord shall be construed as an election of Landlord's part to terminate this Lease unless a written notice of such intention, specifically containing the word FORFEITURE, be given to Tenant by Landlord, or unless the termination thereof be decreed by a court of competent jurisdiction.

D. In the event of any default as set forth in Section 15.1 by Tenant, then in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant, as provided for by California Civil Code Section 1951.2, which is incorporated herein by reference, the following:

(a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment approximately caused by Tenant's failure to perform his obligations under this Lease of which in the ordinary course of things would be likely to result therefrom; and

(e) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable state law.

The term "rent" or "rental" as used in this Lease, shall be deemed to be and to mean the minimum rental, Community Area Charges, Promotional Assessments and all other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease and pursuant to California Civil Code Section 1951.

As used in subparagraphs (a), (b) and (c) above, the "worth at the time of award" is computed by allowing interest at the Interest Rate.

E. In addition to the remedies set forth hereinabove, Landlord may pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of California. It is further agreed that the rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and that no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others.

F. In the event of any breach of this Lease by Tenant, Landlord may (but shall not be obligated to) at any time, after five (5) days' written notice, cure such breach for the account and at the expense of Tenant. If Landlord at any time so elects or is compelled by any other person to cure such breach or is compelled to incur any other expense arising out of such breach by Tenant (including, without limitation, reasonable attorneys' fees and disbursements in instituting, prosecuting or defending any suits, actions or proceedings to enforce Landlord's rights under this or any other Article or Section of this Lease or otherwise) the sum or sums so paid by Landlord, with all interest, costs and damages, shall be paid by Tenant to Landlord within five (5) days following written demand. Such expenses may be recovered in the same action or proceeding forming the basis of default.

G. Any amount due from Tenant to Landlord under this Lease which is not paid within ten (10) days after written notice that such amount was not received when due (including, without limitation, amounts due as reimbursement for costs incurred in performing obligations of Tenant upon its failure to so perform) shall bear interest at the lesser of (i) the highest amount permitted by law, and (ii) five percent (5%) over the prime rate of Bank of America N.A. ("Interest Rate") from the date due until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

 15.4  Waiver of Certain Rights. Tenant expressly waives its right to plead any noncompulsory counterclaims or offset, in any action or proceeding brought by Landlord against Tenant for a default under Section 15.1(a) above; although Tenant shall be entitled to assert any such claims in a separate action brought by Tenant. Tenant hereby waives its right to jury trial in the event of any legal action relating to or affecting the rights of Landlord or Tenant under this Lease. Tenant hereby waives any right of redemption it may have either by statute or otherwise.

 ARTICLE 16.  DEFAULTS BY LANDLORD .  If Landlord fails to perform or observe any of the terms, covenants or conditions contained in this Lease on Landlord's part to be performed or observed within thirty (30) days after written notice of such failure from Tenant or, when more than thirty (30) days shall be required because of the nature of the failure, if Landlord shall fail to cure such failure within such longer period as shall be reasonable under the circumstances after written notice of such failure from Tenant, said failure shall constitute a default by Landlord under this Lease. In the event of the continuation of a default by Landlord under this Lease after the expiration of all applicable cure periods provided for under this Lease, Tenant shall then have the right to pursue all available rights and remedies at law or in equity arising out of or pertaining to such default of Landlord. So long as Landlord has previously provided written notice to Tenant identifying Landlord’s Mortgagee and has included in such notice a notice address for such Landlord’s Mortgagee, Tenant shall send a copy of such written notice of failure to Landlord's Mortgagee, which shall have the same cure period as Landlord, which cure period shall begin upon Landlord’s Mortgagee’s receipt of such written notice, and Tenant’s rights and remedies shall not accrue unless the Landlord’s Mortgagee’s cure period has expired without the failure having been cured.

 ARTICLE 17.  RECONSTRUCTION

 17.1  Casualty. Upon the occurrence of casualty to the Premises, Landlord shall have the election, and shall within thirty (30) days following the date of such damage give Tenant written notice of Landlord’s election, either (A) to commence reconstruction of the Premises excluding Tenant’s Work (“Landlord’s Reconstruction Work”) and use diligent efforts to complete such reconstruction within one hundred eighty (180) days after the date of such written notice, or (B) to not perform such reconstruction, in which event this Lease shall cease and terminate not later than sixty (60) days after Landlord’s notice of Landlord’s election to terminate. If Landlord elects to perform such reconstruction, Tenant shall commence reconstruction of Tenant's Work promptly upon substantial completion of Landlord's Reconstruction Work and shall diligently prosecute the same to completion. If Landlord elects to perform such reconstruction and fails to complete the same within the above one hundred eighty (180) day period, then Tenant may terminate this Lease upon thirty (30) days prior written notice to Landlord, but if Landlord substantially completes the Reconstruction Work within such thirty (30) day period, Tenant’s termination notice shall be null and void. If Landlord notifies Tenant within thirty (30) days following the date of such damage that the Reconstruction Work will take more than one hundred eighty (180) days to complete (which notice shall set forth the length of time which Landlord believes will be required to complete the Reconstruction Work), then Tenant may terminate this Lease within fifteen (15) days after receipt of Landlord’s notice, and if Tenant does not so terminate, then the one hundred eighty (180) day reconstruction period shall be extended to be the length of time set forth in Landlord’s notice. Reconstruction shall substantially conform to the provisions of Exhibit C and shall cover Landlord's Reconstruction Work and Tenant's Work. Landlord shall reconstruct the Premises only to the extent of Landlord's Reconstruction Work; Tenant, at Tenant's sole cost and expense, shall reconstruct Tenant's Work and shall replace Tenant's merchandise, Improvements and personal property to a condition at least equal to that prior to the occurrence of the casualty.

 17.2  Release of Liability. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other party, coincident with the surrender of possession of the Premises to Landlord, except the indemnification provisions contained in this Lease which shall survive the termination, and except for items which have theretofore accrued and are then unpaid. In the event of termination, all proceeds from Tenant's insurance (including self-insurance and deductibles), covering Tenant's Improvements, but excluding proceeds from Tenant's merchandise, the unamortized net cost to Tenant of Tenant's Improvements with a straight-line amortization schedule and an amortization period equal to the Lease Term, and personal property, shall be disbursed and paid to Landlord.

 17.3  Additional Provisions. There shall be no abatement of Minimum Annual Rent or other charges with respect to any period of reconstruction of the Premises or any other part of the Project, and Tenant shall look solely to the business interruption insurance with respect thereto. Tenant hereby waives any statutory rights of termination which may arise by reason of any partial or total destruction of the Premises which Landlord is obligated to restore or may restore under any of the provisions of this Lease.

 ARTICLE 18.  EMINENT DOMAIN

 181  Total Taking. If all or a portion of the Premises shall be appropriated or taken under the power of eminent domain or by transfer in lieu of thereof (hereinafter, "taken" or "taking") such that the remainder is not suitable for the operation of Tenant’s business as contemplated hereunder, this Lease shall terminate as of the date of such taking, and Landlord and Tenant shall have no further liability or obligation, except as otherwise provided for in this Lease, arising under this Lease after such date.

 18.2  Award. Landlord shall be entitled to the entire condemnation award for any taking of the Premises, the Project or any part thereof. Tenant's right to receive any amounts separately awarded to Tenant directly from the condemning authority for the taking of Tenant's merchandise, personal property, relocation expenses and/or interests in other than the real property taken shall not be affected in any manner by the provisions of this Section, provided Tenant's award does not reduce or affect Landlord's award.

 ARTICLE 19  SUBORDINATION; ATTORNMENT; ESTOPPEL

 19.1  Subordination to Mortgage. Landlord shall use its commercially reasonable, good faith efforts to cause any Mortgagee of the Project to provide Tenant with an executed recordable subordination, non-disturbance and attornment agreement in reasonable form and approved by Tenant providing generally that, provided Tenant is not in default under this Lease, the mortgagee, trustee, or any purchaser at the foreclosure of the mortgage or deed of trust will not disturb Tenant’s possession of the Premises and that Tenant will attorn to such mortgagee, trustee, or purchaser at foreclosure as Landlord under the terms and conditions of this Lease upon receiving written notice that such party has succeeded to the interest of Landlord under this Lease(“SNDA”). Tenant shall bear any costs imposed upon Landlord by its Mortgagee to make changes to the Mortgagee’s standard form of SNDA requested by Tenant. This Lease and all of Tenants' rights hereunder are and shall be automatically subject and subordinate to all currently existing and future Mortgages affecting the Premises. Within ten (10) days after the receipt of a request from Landlord or any Mortgagee, Tenant shall confirm such subordination by executing a recordable subordination agreement in form and content reasonably satisfactory to Tenant, Landlord and Landlord's Mortgagee; provided, however, that the foregoing provision shall only be applicable with respect to those mortgages or deeds of trust to which Tenant has been provided an SNDA. If Landlord sells, transfers, or conveys Landlord's interest in the Premises or this Lease, or if the same is foreclosed judicially or nonjudicially, or otherwise acquired, by a Mortgagee, upon the request and at the sole election of Landlord's successor, Tenant shall attorn to said successor, provided said successor accepts the Premises subject to this Lease. Tenant shall, upon request of Landlord or any Mortgagee, execute an attornment agreement confirming the same, in form and substance reasonably acceptable to Landlord or Landlord's successor and Tenant.

 19.2  Subordination to REA. So long as Landlord has previously provided written notice to Tenant identifying the REA, this Lease and all of Tenant's rights hereunder are and shall be subject and subordinate to the REA and any amendments or modifications thereof; provided that no amendments or modifications to the REA will materially and adversely affect the the access to, visibility of, or Tenant's Permitted Use of the Premises without Tenant’s prior written consent, not to be unreasonably withheld.

 19.3  Estoppel Certificate. Within ten (10) business days after request from either party, the non-requesting party shall execute and deliver to the requesting party an estoppel certificate in the form attached as Exhibit C with any exceptions thereto noted in writing by the non-requesting party.

 ARTICLE 20.  QUIET ENJOYMENT.   Landlord agrees that Tenant, upon paying the rent and performing the terms, covenants and conditions of this Lease, may quietly have, hold and enjoy the Premises from and after Landlord's delivery of the Premises to Tenant and until the end of the Lease Term, subject, however, to any Mortgage to which this Lease is or shall become subordinate.

 ARTICLE 21.  NOTICES.  Wherever in this Lease it shall be required or permitted that any notice, request, report, communication or demand be given, served or transmitted by either party to this Lease to or on the other, such notice or demand shall be in writing and shall be personally delivered or forwarded by certified mail, return receipt requested, or by nationally recognized courier service providing written confirmation of delivery, to the addresses of the parties specified in Article 1. Notice shall be deemed to have been given or served on the delivery date indicated by the United States Postal Service or courier service on the return receipt or on the date such delivery is refused, unless Tenant is served personally, in which event the date of personal delivery shall be deemed the effective date of notice. Either party may change its address by providing written notice as specified herein; provided, however, that all addresses provided must be the actual street address of a residence or business establishment.

 ARTICLE 22.  ATTORNEY FEES .  If either Landlord or Tenant institutes any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, the nonprevailing party in such action or proceeding shall reimburse the prevailing party for all reasonable attorney's fees and costs.

 ARTICLE 23  GENERAL PROVISIONS

 23.1  Binding Effect. The parties hereto agree that all the provisions of this Lease are to be construed as covenants and agreements and, except as otherwise specified, that said provisions shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

 23.2  Right to Lease. Landlord shall have the absolute right to lease or permit the use or occupancy of space in the Project as Landlord shall determine in Landlord's sole and absolute judgment. Tenant does not rely on the fact, nor does Landlord represent, that there shall be any specific occupants or minimum occupancy level of space in the Project at any time.

 23.3  Project Configuration. Tenant acknowledges that Exhibit A is for the purposes of convenience only and that Landlord reserves the right at any time and from time to time, without Tenant’s consent or approval, to expand, reduce, remove, demolish, change, renovate or construct any existing or new improvements at the Project. Tenant further acknowledges that Landlord may change the name of the Project or the designation of Tenant’s space number (without relocation of Tenant’s premises except in accordance with the terms of this Lease) from time to time, and upon notice to Tenant, Tenant shall use such new name (and as applicable, space designation) in its correspondence, advertising and promotional materials.

 23.4  Brokers. Except as specified in Section 1.16 above, each party warrants to the other that it has not had any dealings with any brokers or finders, and each party indemnifies the other against any Claims asserted by a broker or finder arising out of the indemnifying party's communications with such broker or finder. The obligations of this Section 23.4 shall survive the expiration or earlier termination of this Lease. Tenant acknowledges that neither Landlord nor any of Landlord’s employees, agents, representatives, contractors nor brokers has made any representation or warranty of any kind respecting (a) the condition of the Premises or the Project, (b) the suitability thereof for Tenant’s use and the conduct of Tenant’s business, (c) occupancy or operation within the Project of any other person or entity, (d) occupancy costs (it being understood that any estimates of occupancy costs contained in this Lease are estimates only and are not binding upon Landlord).

 23.5  Entire Agreement; Amendment. There are no oral or written agreements or representations between the parties hereto affecting this Lease not contained herein. This Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict this Lease. This Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents. To be effective and binding on Landlord and Tenant, any amendment to the provisions of this Lease must be in writing and executed by both parties in the same manner as this Lease itself. Any amendment to this Lease shall be prepared by Landlord. Tenant shall reimburse Landlord on demand for Landlord's reasonable costs, including attorney fees, incurred in the preparation and handling of any amendment to this Lease requested by Tenant.

 23.6  Force Majeure. The occurrence of any of the following events shall excuse such obligations of Landlord or Tenant as are thereby rendered impossible or reasonably impracticable for so long as such event continues: strikes, lockouts, labor disputes, acts of God, inability to procure materials, governmental restrictions, war, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform. Notwithstanding the foregoing the occurrence of such events shall not delay the Rent Commencement Date nor excuse Tenant's obligations to pay Minimum Annual Rent or Additional Rent.

 23.7  Choice of Law and Venue. The laws of the State of California shall govern the validity, performance and enforcement of this Lease. Tenant consents to personal jurisdiction and venue in the State of California and judicial district in which the Project is located.

 23.8  No Presumption. Although the provisions of this Lease were drafted primarily by Landlord, the parties hereto agree that such fact shall not create any presumption, construction or implication favoring the position of either Landlord or Tenant. The captions of the Articles and Sections of this Lease are for convenience only, are not operative parts of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

 23.9  Guarantor. In the event a Guarantor is specified in Section 1.15 of this Lease, this Lease shall not be effective unless and until Tenant shall deliver a guaranty executed by Guarantor in the form attached hereto as Exhibit E.

 23.10  Relationship of the Parties. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, principal-agent, or employer-employee relationship between Landlord and any other person or entity (including, without limitation, Tenant) or as causing Landlord to be responsible in any way for the debts or obligations of such other person or entity.

 23.11  Sale or Mortgage by Landlord. If Landlord, at any time, sells, conveys, transfers or otherwise divests itself or is divested of Landlord's interest ("transfer") in the Premises, other than a transfer for security purposes only, Landlord shall be relieved of all obligations and liabilities accruing hereunder after the effective date of said transfer, provided that any Security Deposit or other funds of Tenant then being held by Landlord are delivered to Landlord's successor. The obligations to be performed by Landlord hereunder shall be binding on Landlord's successors and assigns only during their respective periods of ownership.

 23.12  Severability. If any provision of this Lease shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Lease, and all such other provisions shall remain in full force and effect. It is the intention of the parties hereto that, if any provision of this Lease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning that renders it valid.

 23.13  Time of Essence. Time is of the essence in the performance of all covenants and conditions of this Lease.

 23.14  Warranty of Authority. If Tenant is a corporation, the person or persons executing this Lease on behalf of Tenant covenant and warrant as of the date Tenant executes and delivers this Lease that: (a) Tenant is a duly constituted corporation, qualified to do business in the State of California in good standing, and (b) the signatories signing on behalf of Tenant have the requisite authority to bind Tenant pursuant to Tenant's bylaws or a certified copy of a resolution authorizing the same by Tenant's board of directors.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Lease as of the date first written above.

LANDLORD:

JEFFREY A. FISCHER

HILARY K. FISCHER

GARVIN DRIVE LIMITED PARTNERSHIP

BY:
NAME:
ITS:	General Partner

TENANT:

UKARMA CORPORATION, a Nevada corporation

BY:
NAME:	Bill Glaser
ITS:	CEO

   EXHIBIT B
DEFINED TERMS

"Additional Rent" means all sums of money required to be paid by Tenant under this Lease with the exception of Minimum Annual Rent.

"Administrative Fee" means an amount equal to ten percent (10%) of the amount of applicable expenses.

"Assignment" means any Transfer, Encumbrance, change of control, or other arrangement whereby the identity of the person or persons using, occupying or possessing the Premises changes or may change.

"Claims" means any claim, demand, investigation, proceeding, action, suit, judgment, award, fine, lien, loss, damage, expense, charge or cost of any kind or character and liability (including reasonable attorney fees, discovery costs and court costs).

"Common Area" means all improved and unimproved areas within the boundaries of the Project which are now or hereafter from time to time made available for the nonexclusive use, convenience and benefit of the Landlord, the Project occupants and/or their customers, patrons, employees and invitees.

"Encumbrance" means any conditional, contingent or deferred assignment, sublease or conveyance voluntarily made by Tenant of some or all of Tenant's interest, rights or duties in this Lease or the Premises, including, without limitation, any mortgage. “Encumbrance” shall not include financing secured by Tenant’s furniture, fixtures and equipment.

"Floor Area" means (i) with respect to the Premises, the square footage of the Premises set forth in Section 1.4 ; and (ii) with respect to any other leasable area of the Project, the total square footage measured from the exterior surface of building walls or from the center line of Interior Demising Partitions, without deduction for columns, sprinkler risers, roof drains, structural braces, expansion joints and/or shear walls .

"Governmental Authority" means any federal, state, county, city or local governmental or quasi-governmental board, body or agency having jurisdiction over the Premises or the Project or any part thereof.

"Hazardous Materials" means any chemical, compound, material, substance or other matter: (a) defined as a hazardous substance, hazardous material or waste, or toxic substance under any Hazardous Materials Law, (b) regulated, controlled or governed by any Hazardous Materials Law or other Legal Requirement, (c) petroleum or a petroleum product, or (d) asbestos, formaldehyde, or radioactive material.

"Hazardous Materials Laws" means any and all Legal Requirements relating to Hazardous materials or environmental conditions on, under or about the Premises or the Project.

"Improvements" means all structural and nonstructural fixtures, installations, alterations, replacements, additions, changes and/or improvements to the Premises.

"Interest Rate" means the lesser of (i) the maximum lawful rate permitted by law, or (ii) four percent (4%) above the prime rate charged by Chase Manhattan Bank.

"Interior Demising Partitions" means partitions separating the Premises from the premises of adjacent tenants.

"Legal Requirement" means, to the extent applicable, (i) any law, statute, ordinance, regulation, rule, requirement, order, court decision or procedural requirement of any Governmental Authority, (ii) the requirements of the REA, and (iii) the requirements of any Mortgagee.

"Mortgage" means any mortgage, deed of trust, assignment, security agreement, conditional sale contract or other encumbrance or hypothecation of any of Landlord's interest in the real and personal property comprising the Project.

"Mortgagee" means the holder, beneficiary or assignee of any Mortgage, or any lessor under any ground lease or similar instrument.

"REA" means all restrictions of record.

"Rent" means all amounts of Minimum Annual Rent and Additional Rent required to be paid by Tenant under this Lease.

 "Transfer" means any voluntary, unconditional and present (i) assignment of some or all of Tenant's interest, rights and duties in this Lease and the Premises, including Tenant's right to use, occupy and possess the Premises, or (ii) sublease of Tenant's right to use, occupy and possess the Premises, in whole or in part.

"Transferee" means the proposed assignee, sublessee, mortgagee, beneficiary, pledgee or other recipient of Tenant's interest, rights or duties in this Lease or the Premises in an Assignment.

"Utilities" means the services of (including, without limitation) sewage removal, delivery of water, electricity, natural gas (if permitted by Landlord) and telephone service provided to the Premises and otherwise for Tenant's benefit.

EXHIBIT "C"
TENANT’S CONSTRUCTION OBLIGATION AND ALLOWANCE

I. GENERAL REQUIREMENTS

A.	Tenant acknowledges that the Premises have been inspected by Tenant and Tenant accepts the Leased Premises in its current "As Is, Where Is" condition.

B.	Intentionally Omitted.

II. DESIGN

A.
Tenant's Work shall be performed by Tenant in accordance with all governmental requirements and the Final Landlord Approved Tenant Plans, as herein after defined. Tenant agrees to provide Landlord, for Landlord's prior written approval (not to be unreasonably withheld), the full plans and specifications for such Tenant’s Work, including without limitation: initial interior improvements, exterior modifications and/or changes, exterior signage construction, roof penetrations, sprinkler system modifications, HVAC work, electrical, gas, sewer, water or cable utility work or any other utility work shall be performed by Tenant.

B.
Tenant shall employ a registered architect to prepare the plans and specifications referred to in IIA above. Tenant's architect is to be licensed in the State where the work is to be performed. Construction shall not commence unless and until Tenant has received Landlord's written approval of the final finish plans and specifications. A complete set of "As-Built" drawings furnished by the contractor must be forwarded to Landlord for its records.

C.	Three (3) stamped sets of the plans and specifications referred to in IIA above shall be submitted to the Landlord for review and approval. Tenant shall allow two weeks for the initial review process.

1. All specifications shall be typed and placed on the architectural drawings or on a separate 24" x 36" plan sheet.

2. All revisions are to be made by change to the drawings and not by addendum.

3. Design of exterior and interior components shall be in accordance with Landlord’s Minimum Specifications governing Tenant’s work, which shall be available at Landlord’s office for viewing and/or copying.

D.
It is suggested that Tenant’s plans be reviewed and approved by the Landlord prior to any applications for permits or any other application prerequisites; as this should prevent reapplication if contract drawings require revisions.

E.
One (1) set of the final revised plans and specifications shall be returned to the Tenant and marked "Approved for Construction". These drawings shall be the basis for final acceptance of all work performed by the Tenant and his contractor. The final approved plans and specifications for the Tenant's Work shall be referred to in this Lease as the "Final Tenant Plans". Such final Tenant plans must remain on the jobsite at all times for the use of the Landlord or any designated representative. Approval of the Final Tenant Plans by Landlord shall not constitute the assumption of any responsibility for their accuracy, efficacy, or sufficiency.

EXHIBIT B

III. CONSTRUCTION

A.
Construction of the finish of Tenant's building shall be the responsibility of Tenant. Tenant shall secure bids from or negotiate with a general contractor or contractors for the construction of the Tenant’s Work for Tenant’s Premises. Tenant shall obtain Landlord's prior written approval of Tenant's general contractor chosen, approval of whom shall not be unreasonably withheld. In order to be considered, the Tenant's general contractor must be licensed in the city, county or state where the work is to be performed. Such contractor must also submit for review and written approval a completed AIA Contractor's Qualification Statement form. Tenant must also provide Landlord with a copy of the construction contract and construction schedule before construction commences.

B.	Once the Final Tenant Plans are approved, no mobilization of construction onto the property shall occur until the following items have been released to Landlord:

1. Tenant’s Certificate of Liability insurance naming and endorsing Landlord as additional insured. Limits of at least One Million ($1,000,000) Dollars for each person and One Million ($1,000,000) Dollars for each occurrence for bodily injury and in limits of One Million ($1,000,000) Dollars aggregate for property damage.

2. Tenant’s Certificate of Worker’s Compensation verifying coverage amounts of One Hundred Thousand ($100,000) Dollars for all Tenant’s employees to be engaged in work at this location under this Lease.

2. Contractor’s Certificate of Liability insurance naming and endorsing Landlord as additional insured. Limits of at least One Million ($1,000,000) Dollars for each person and One Million ($1,000,000) Dollars for each occurrence for bodily injury and in limits of One Million ($1,000,000) Dollars aggregate for property damage.

4. Contractor’s Certificate of Worker’s Compensation verifying amounts of One Hundred Thousand ($100,000) Dollars for all of Contractor’s employees to be engaged in work on this project under this Lease.

5. A copy of the Demolition (if necessary) and Building Permit.

6. Tenant Acceptance Form executed by Tenant officially and unconditionally accepting the Premises.

7. Intentionally omitted.

8. Copy of Tenant’s contract with their general contractor and the construction schedule.

C.
Tenant shall Indemnify Landlord for all liens filed as a result of Tenant's construction. Tenant shall be required to bond out any liens filed against Landlord or Landlord's property resulting from Tenant's work within ten (10) days of the date the lien is filed.

D.
Construction shall not commence unless and until Tenant has received a written Notice to Proceed. Landlord reserves the right to approve all staging areas, work areas, and actual job site. Tenant must also keep all such areas clean and safe on a daily basis.

E.
Landlord may require Tenant to use Landlord’s original roofing or termite subcontractor and any other necessary subcontractors, if any, in order to maintain existing warranties. Tenant must determine from Landlord if this requirement applies to Tenant’s work before Tenant’s work commences. The roof system has recently been installed and is under warranty. The Landlord’s contractor. All roof penetrations MUST be coordinated with Landlord’s roofing contractor (at Tenant’s expense) to avoid violating the warranty. PLEASE NOTIFY TENANT’S DESIGN TEAM TO SPECIFY THESE TERMS AND SPECIFICATIONS TO AVOID ANY MISUNDERSTANDINGS.

F.
Landlord shall contribute a total Tenant Construction Allowance of up to $165,000.00 for the hard costs of construction of Tenant’s leasehold improvements in the Premises. In the event the hard costs to construct Tenant’s leasehold improvements is less than $165,000.00, the Tenant Construction Allowance will be reduced to the actual cost to construct Tenant’s leasehold improvements. Construction payments to the contractor for the work, together with payments for any other items that are Tenant's responsibility, shall be the sole obligation of Tenant.

EXHIBIT B

G.
Tenant is to notify Landlord in writing that the construction is complete, that the Tenant's architect (if other than that of the Landlord's) has inspected and approved such work within thirty (30) days of completion of Leased Premises, and that the work has been performed in accordance with Tenant’s Final Plans and all governmental requirements.

G.
Upon completion of Tenant’s construction and Landlord’s receipt of Tenant’s notice under Section III G., Landlord’s Project Manager will make final inspection of Tenant’s buildout in conjunction with Tenant’s architect and/or construction administrator. At that time, Landlord will require the following additional information be made available to Landlord’s Project Manager.

1 . Tenant having furnished to Landlord an architect’s AIA Certificate of Completion that the Premises have been constructed in accordance with the Tenant’s Final Plans and all government requirements and are one hundred percent (100%) complete. Tenant also having furnished to Landlord as-built plans.

2. Copy of Tenant’s Certificate of Occupancy.

3. Final approval letter and inspection certificate from the State Fire Marshal’s Office.

4. Any construction contrary to the Final Tenant Plans be corrected prior to the Tenant receipt of Tenant Construction Allowance. If Tenant does not make the necessary corrections, after receiving written notice of same from Landlord, Landlord has the option to make the necessary repairs and Tenant, within ten (10) days after demand, shall reimburse Landlord for the actual costs incurred, plus twenty percent (20%) of that amount.

5. Copy of all new and/or modified sprinkler as-built drawings.

I. Prior to release of Tenant Construction Allowance the above five (5) conditions and the following additional conditions must be satisfied by Tenant. Landlord shall pay the specified Tenant Construction Allowance to Tenant within ten (10) business days after verification of the following:

1. Tenant being open and operating for business in the Premises in accordance with the terms and provisions of this Lease and not otherwise in default under this Lease.

2. Tenant having paid the Security Deposit.

3. Acceptance by Landlord of Tenant’s finished construction and all punchlist items completed.

4. A recorded copy of the Notice of Completion and a copy of Certificate of Final Lien Waiver from Tenant’s general contractor and all subcontractors and the expiration of the statutory period in which liens may be filed.

5. A final accounting of the hard and soft costs actually incurred by Tenant to construct the interior finish of Tenant’s leasehold improvements to Premises (but not Tenant’s furniture, trade fixtures and equipment), together with any supporting documentation reasonably requested by Landlord.

6. The cost of any additional work performed by Landlord at Tenant’s request for the benefit of Tenant, as well as any rentals owing under this Lease shall be documented and deducted from the Tenant Construction Allowance before the Tenant Construction

EXHIBIT B

Allowance is paid to Tenant.
EXHIBIT B

EXHIBIT D
TENANT'S ESTOPPEL CERTIFICATE

Date:	, 20
Address:

To whom it may concern:

The undersigned, as Tenant, has entered into that certain Lease described on Exhibit A attached hereto for the leasing of certain Premises at the Project commonly known as   (all documents on Exhibit A are collectively referred to herein as the "Lease").

Tenant understands that you have offered or committed to enter into a transaction with Landlord with respect to an interest in Landlord and/or this Lease and/or the Premises and/or the realty underlying the Premises and/or a portion of or interest in the realty or improvements in the Project owned or hereafter acquired by Landlord. You have requested this Certificate from Tenant as a condition precedent to consummation of one of the following transactions: sale, purchase, exchange, transfer, assignment, lease, conveyance, encumbrance, pledge, mortgage or hypothecation. Landlord, you and your lender shall be entitled to rely thereon.

In accordance with the terms of this Lease, Tenant ratifies this Lease and certifies that:

(1)	The undersigned has accepted the Premises and entered into occupancy of the Premises described in said Lease on , 20 ;

(2)	The undersigned is presently open and conducting business with the public in the Premises;

(3)	The current Minimum Annual Rent in the annual amount of $ was payable from , 20 ;

(4)
Exhibit A contains an accurate description of the Lease which constitutes the entire agreement between Landlord and Tenant regarding the Premises and Tenant's occupancy thereof. Said Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, and neither party thereto is in default thereunder, nor are there existing conditions which, upon the giving of notice or the lapse of time or both, would constitute a default under the Lease; nor are there any existing defenses, offsets, counterclaims, causes of action, or deductions against rental that the undersigned has against the enforcement of the Lease by Landlord;

(5)	The same represents the entire agreement between the parties as to this leasing;

(6)	The Lease Term expires on , 20 ;

(7)	All conditions under said Lease to be performed by Landlord have been satisfied, including, without limitation, all co-tenancy requirements thereunder;

(8)	All required contributions by Landlord to Tenant on account of Tenant's improvements have been received;

(9)
Tenant has not received any rental concessions or inducements which are presently in effect or will in the future be in effect in connection with renting the Premises except as expressly set forth in the Lease, and on this date there are no existing offsets, deductions or credits against rentals or other charges due under the Lease.

EXHIBIT B

(10)	No rental has been paid more than one (1) month in advance and no security (other than a security deposit in the amount of $ ) has been deposited with Landlord;

(11)	The Minimum Annual Rent for , 20 , has been paid;

(12)
The operation and use of the Premises does not involve the generation, transportation, treatment, storage, disposal or release of Hazardous Material(s) or solid waste into the environment and that the Premises are being operated in accordance with all applicable environmental laws, zoning ordinances and building codes;

(13)
Landlord and Tenant have completed all construction and tenant improvements required under the terms of the Lease in accordance with plans and specifications approved by Tenant, and all required contributions by Landlord to Tenant on account of Tenant’s improvements have been received;

(14)
Tenant has no options or rights of first refusal with respect to renting additional space in the Premises or the Project that are not set forth in the Lease; and Tenant has no options or rights of first refusal with respect to acquiring any additional interest in the Premises or the Project that are not set forth in the Lease;

(15)	Tenant has no notice of any prior assignment, hypothecation, or pledge of the Lease or the rents due thereunder.

Very truly yours,

(Tenant)

By:

Title:

EXHIBIT B

EXHIBIT E
LEASE GUARANTY

THIS LEASE GUARANTY is provided as of this 25th day of April, 2008, by BILL GLASER ("Guarantor"), having as his primary place of business, 520 Broadway, Suite 330, Santa Monica, CA 90401 to JEFFREY A. FISCHER AND HILARY K. FISCHER AND GARVIN DRIVE LIMITED PARTNERSHIP, an Arkansas limited partnership ("Landlord").

 RECITALS:

This Lease Guaranty is given on the basis of the following facts and understandings of the parties:

A. UKARMA CORPORATION, a Nevada corporation (hereinafter called "Tenant"), is leasing from Landlord approximately six thousand three hundred sixty (6,360) square feet of floor area, located at 13920 Ventura Park Boulevard, Sherman Oaks, California, under a Lease dated as of April 25, 2008 (the "Lease").

B. As a condition to Landlord's execution of the Lease, Landlord has required that Guarantor execute this Lease Guaranty guaranteeing performance of all of the covenants on Tenant's part to be performed pursuant to the Lease.

C. Guarantor will be a recipient of a portion of the benefits which may accrue to Tenant from the Lease and Landlord's execution of the Lease.

NOW, THEREFORE, in order to induce Landlord to make the Lease and in consideration thereof, Guarantor agrees as follows:

1. Guarantor unconditionally guarantees the timely payment of all monies owed by Tenant under the Lease, including, without limitation, minimum rent and additional rent (as those terms are defined in the Lease) and the prompt performance of all other obligations of Tenant under the Lease (including, without limitation, the construction of the Tenant's improvements) in accordance with the terms thereof, and at the times and places specified therein. All of said payments and obligations, together with interest which may have accrued thereon, are hereafter called the "Indebtedness".

2. The obligations of Guarantor hereunder are in addition to any other obligations of Guarantor under any other guaranties of the Indebtedness of Tenant or any other person, heretofore or hereafter given to Landlord, and this Guaranty shall not affect any such other guaranties.

3. The obligations of Guarantor hereunder are independent of the obligations of Tenant; a separate action or actions may be brought against Guarantor hereon; whether or not action is brought against Tenant or Tenant may be joined in any such action or actions. Guarantor waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof.

4. Guarantor authorizes Landlord without notice or demand and without affecting Guarantor's liability hereunder, from time to time, to (a) renew, extend, accelerate or otherwise change the Indebtedness or any part thereof, including increase or decrease the payment of the Indebtedness or any part thereof, including increase or decrease the rate of interest thereon; (b) take and hold security for the payment of the Indebtedness and exchange, enforce, waive and release any such security; and (c) apply such security in whole or in part and direct the order or manner of sale thereof as Landlord, in its discretion, may determine.

5. Guarantor authorizes Landlord and Tenant and their respective successors and assigns, without notice or demand and without affecting Guarantor's liability hereunder, from time to time, to amend, modify or change the terms, covenants and conditions of the Lease.

6. Landlord may without notice assign this Guaranty or its interest hereunder in whole or in part in connection with its assignment or other transfer of the Lease.

EXHIBIT B

7. Guarantor waives any right to require Landlord to (a) proceed against Tenant; (b) proceed against or exhaust any security held from Tenant; or (c) pursue any remedy in Landlord's power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of Tenant or by reason of the cessation from any cause whatsoever of the liability of Tenant other than full payment of the Indebtedness. Guarantor waives any defense it may acquire by reason of Landlord's election of any remedy against Guarantor or Tenant or both.

8. Until the Indebtedness shall have been paid in full, Guarantor shall have no right of subrogation, and waives any right to enforce any remedy which Landlord now has or may hereafter have against Tenant (including, without limitation, the remedies of reimbursement, indemnity and contribution), and waives the benefit of, and any right to participate in, any security now or hereafter held by Landlord from Tenant except to the extent such security remains after payment of the Indebtedness in full. If and to the extend such waiver is unenforceable, Guarantor hereby agrees that all such rights of subrogation, reimbursement, indemnity and contribution shall be junior and subordinate to the right of Landlord to obtain payment and performance of the Indebtedness and to all rights of Landlord in any security now or hereafter held by Landlord from Tenant.

9. Guarantor waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty and of the existence, creation or incurring of all or any part of the Indebtedness now existing or hereafter arising.

10. Guarantor warrants that:

A. All financial reports heretofore furnished to Landlord by Guarantor are correct, Guarantor has title to all assets referred to in such reports, and there has been no material adverse change in Guarantor's financial condition since the date of the last report so furnished;

B. There are no actions, suits or proceedings pending, or, so far as Guarantor is advised, threatened against Guarantor which might result in any material adverse change in Guarantor's financial condition; and

C. Neither execution nor delivery of this Guaranty, nor compliance with the terms hereof, will conflict with or result in the breach of any law or statute or will constitute a breach or default under any agreement or instrument to which Guarantor may be a party, or result in the creation or imposition of any charge or lien upon any of the Guarantor's property or assets.

11. Until payment of the indebtedness in full, Guarantor shall promptly advise Landlord in writing of:

A. All actions, suits or proceeding, pending, or of its knowledge threatened, at law or before any federal, state, municipal or other court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, involving the possibility of judgments, penalties or liabilities against it, which might, in the aggregate, exceed ten percent (10%) of the net worth of Guarantor shown by the financial reports referenced in Paragraph 10A above and which are not adequately covered by insurance; and

B. Any material adverse change in its business or financial condition.

12. This Guaranty shall be enforceable by Landlord in accordance with the laws of the State of California and shall be construed in accordance therewith. Guarantor agrees to pay Landlord's reasonable attorneys fees and all other costs and expenses incurred by Landlord in the enforcement of this Guaranty.

13. No failure on the part of Landlord to pursue any remedy hereunder or under the Lease shall constitute a waiver on its part of the right to pursue said remedy on the basis of the same or a subsequent breach.

14. Guarantor acknowledges that its undertakings given hereunder are given in consideration of Landlord's acceptance of the Lease and that Landlord would not consummate the Lease and accept said documents were it not for execution and delivery of this Guaranty.
EXHIBIT B

15. The liability of Guarantor hereunder shall in no way be affected or diminished by an Assignment or Transfer of the Lease by Tenant.

16. The liability of Guarantor hereunder shall in no way be affected or diminished by the release or discharge of Tenant in any creditors' insolvency, receivership or bankruptcy proceeding, including the rejection or termination of the Lease in bankruptcy, it being intended that Guarantor's liability hereunder shall be determined as if the Lease continues in full force and effect without regard to such rejection or termination in bankruptcy. In the event that any amount at any time paid on account of obligations guaranteed hereby is required to restored or returned by Landlord as a result of any such insolvency, receivership or bankruptcy, Guarantor shall be liable under this Guaranty with respect to such amount as if such amount was never paid.

17. Tenant hereby waives Sections 2809, 2810, 2819, 2845, 2849, 2850, and 3433 of the California Civil Code as the same may be hereafter amended, modified, revised, renumbered or replaced.

18. So long as Tenant is in good standing and is not in default under the Lease at any time during the first thirty-six (36) months full calendar months of the Lease Term following the Minimum Rent Commencement Date, this Guaranty shall expire on the last day of the thirty-sixth (36th) full calendar month of the Lease Term following the Minimum Rent Commencement Date.

IN WITNESS WHEREOF, the undersigned have jointly and severally executed this Lease Guaranty as of the date first written above.

BY
NAME:	BILL GLASER
SSN:	###-##-####
ADDRESS	12233 Octagon St.
Los Angeles, CA 90049
PHONE #:	310-869-7899
DRIVER’S LICENSE B5365500
DRIVER’S LICENSE STATE CA

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